EXHIBIT 99.1

United-Guardian Reports First Quarter Financial Results

HAUPPAUGE, N.Y., May 11, 2023 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) today announced financial results for the first quarter of fiscal year 2023, which ended on March 31, 2023.

Net sales decreased 34% compared to the prior year’s first quarter, decreasing from $3,892,358 to $2,570,324. Net income for the quarter decreased by 17% from $911,465 ($0.20 per share) in 2022 to $756,081 ($0.16 per share) this year.

Beatriz Blanco, President of United-Guardian, stated, “The first quarter results reflect the world’s current stagnating and challenging economic environment. The sales decrease was primarily attributable to a decrease in sales of the Company’s cosmetic ingredients and medical lubricants, which was partially offset by an increase in sales of the Company’s pharmaceutical and industrial products. Our main distributor for the Lubrajel® line of cosmetic ingredients experienced decreased demand in China and in other Asian countries, resulting from COVID-19 policies that were in place for much of 2022, and from significant customer inventory destocking. We are hopeful that demand trends will stabilize throughout the year as China’s re-opening progresses. With this stabilization in demand, we hope to see increases in sales for the remainder of 2023. We remain committed to our growth strategy, and our path of change, reshaping the way we operate to support choices that are sustainable, innovative and deliver business growth.”

United-Guardian is a manufacturer of cosmetic ingredients, medical lubricants, pharmaceuticals, and specialty industrial products.

Contact:	Beatriz Blanco
(631) 273-0900
bblanco@u-g.com

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE QUARTERS ENDED
MARCH 31, 2023 and MARCH 31, 2022*

STATEMENTS OF INCOME
(UNAUDITED)

	THREE MONTHS ENDED MARCH 31,

	2023	2022

Net sales	$2,570,324	$3,892,358

Costs and expenses:
Cost of sales	1,093,595	1,710,117
Operating expenses	517,946	546,749
Research and development	126,959	131,666
Total costs and expenses	1,738,500	2,388,532
Income from operations	831,824	1,503,826

Other income (expense):
Investment income	47,632	40,550
Net gain (loss) on marketable securities	72,701	(393,660)
Total other income (expense)	120,333	(353,110)
Income before provision for income taxes	952,157	1,150,716

Provision for income taxes	196,076	239,251

Net income	$756,081	$911,465

Earnings per common share (basic and diluted)	$0.16	$0.20

Weighted average shares – basic and diluted	4,594,319	4,594,319

* Additional financial information can be found at the company’s web site at www.u-g.com.